Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (Nos. 333-159086, 333-182068, and 333-190678) on Form S-8 of our report dated September 30, 2015 appearing in this Annual Report on Form 11-K of Nuverra 2013 Employee Stock Purchase Plan as of July 31, 2015 and 2014, and for the years then ended.
/s/ CliftonLarsonAllen LLP
Phoenix, Arizona
September 30, 2015